Exhibit 13.1

April 4, 2025

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made Limitless X Holdings Inc. (the “Company”), set forth in Item 4.02 of the Company’s Current Report on Form 8-K, dated April 4, 2025 (the “Form 8-K”). We agree with the statements concerning our Firm contained in such Item 4.02.

Very truly yours,

/s/ M&K CPAS, PLLC